SECURITIES AND EXCHANGE COMMISSION

                    Washington, D. C. 20549

                             FORM 15


Certification and Notice of Termination of Registration under
Section 12(g) of Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the
Securities Exchange Act of 1934.

Commission File Number:  0-23628

                   Fusion Systems Corporation
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(Exact name of registrant as specified in its charter)

7600 Standish Place, Rockville, Maryland 20855, (301) 251-0300
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Common Stock
     Series A Junior Preferred Stock Purchase Rights
                 Contingent Payment Rights
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(Title of each class of securities covered by this Form)

                            None
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(Titles of all other classes of securities for which a duty to file reports under Sections 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)  [X]  Rule 12h-3(b)(1)(ii) [ ]
  Rule 12g-4(a)(1)(ii) [ ]
  Rule 12g-4(a)(2)(i)  [ ]  Rule 12h-3(b)(2)(i)  [ ]
  Rule 12g-4(a)(2)(ii) [ ]  Rule 12h-3(b)(2)(ii) [ ]
  Rule 12h-3(b)(1)(i)  [ ]  Rule 15d-6           [ ]

Approximate number of holders of record as of the certification or notice date: One
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Pursuant to the requirements of the Securities Exchange Act of 1934
Fusion Systems Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                               FUSION SYSTEMS CORPORATION

DATE:  April 14, 1999          /s/ E. R. Franklin
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                               Vice President and Secretary